EXHIBIT 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications and Investor Relations (734) 930 – 3008

Domino’s Pizza Announces Second Quarter 2006 Results

ANN ARBOR, Michigan, July 20, 2006: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the second quarter ended June 18, 2006. Diluted EPS was $0.39, up nearly 15% from year ago levels. Diluted EPS includes the impact of reduced share counts and a tax benefit. International same store sales grew 5.7% during the quarter, marking the 50th consecutive quarter of international same store sales growth.

Second Quarter Highlights:

(dollars in millions, except per share data)	Second Quarter of 2006	Second Quarter of 2005
Revenues	$327.7	$347.0
Net income	$24.5	$23.1
Weighted average diluted shares	63,340,062	67,567,250
Diluted earnings per share	$0.39	$0.34

•	Revenues were down 5.5% for the second quarter compared to the prior year period, due primarily to lower domestic distribution revenues. Distribution revenues decreased 9.7% because of lower food prices, primarily cheese, and lower volumes due to a decrease in domestic franchise same store sales. The average cheese block price per pound was $1.17 in the second quarter of 2006, down 22.5% from $1.51 in the second quarter of 2005. Revenues from international operations increased 6.3% on strong retail sales growth.

•	Net income was up 6.0% for the second quarter compared to the prior year period, driven primarily by strong performance in our international business, lower cheese prices and a tax benefit of approximately $2.9 million recognized as a result of the sale of our Company-owned operations in France and the Netherlands. Net income was negatively pressured by a 4.9% decrease in domestic same store sales growth, increased interest expense and lower distribution volumes related to lower domestic same store sales.

•	Diluted EPS was $0.39 for the second quarter, up 14.7% from the prior year period, driven by both an increase in net income and a reduction in diluted shares outstanding primarily due to the positive effect on share counts as a result of our $145.0 million share repurchase in the first quarter of 2006. Diluted EPS included a $0.05 per share benefit from the aforementioned tax item.

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts
Store count at March 26, 2006	580	4,506	5,086	3,038	8,124
Openings	—	31	31	60	91
Closings	(1)	(13)	(14)	(11)	(25)
Transfers	(2)	2	—	—	—

Store count at June 18, 2006	577	4,526	5,103	3,087	8,190

Second quarter net growth	(3)	20	17	49	66

First two quarters net growth	(4)	15	11	100	111

Trailing 4 quarters net growth	8	66	74	238	312

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Domino’s Pizza: Q206 Earnings Release, Page Two

	Second Quarter of 2006	Second Quarter of 2005
Same store sales growth (versus prior year period)
Domestic Company-owned stores	(3.2)%	+8.6%
Domestic franchise stores	(5.2)%	+6.6%

Domestic stores	(4.9)%	+6.9%
International stores	+5.7%	+7.8%
Global retail sales growth (versus prior year period)
Domestic stores	(3.9)%	+9.1%
International stores	+11.5%	+23.4%

Total	+1.3%	+13.5%

•	The decrease in domestic same store sales was due primarily to stronger promotion performance and related higher same store sales comparisons in the prior year.

•	The 5.7% increase in international same store sales marks the 50th consecutive quarter of positive international same store sales growth.

•	Global retail sales increases were driven primarily by increases in international same store sales and worldwide store counts.

David A. Brandon, Domino’s Chairman and Chief Executive Officer, said: “Our sales comparisons in the first half of 2006 were a significant challenge. We were lapping extraordinary prior-year sales performance while operating in a much weaker consumer-spending environment. We are not happy with our sales performance during the first half of this year and we are working hard to address this situation. However, it is valid to note that this rather lackluster sales environment demonstrates the resiliency of our business model. Despite difficulties in growing our top line during this timeframe, our bottom line continued to grow, and we continued to generate strong cash flows. This steady and reliable cash flow enables us to consistently deliver for our shareholders by utilizing a capital structure that appropriately leverages the Company; paying an industry-leading dividend; and making opportunistic share repurchases.”

Brandon continued, “The ultimate test of any business model is how it performs in both good times and tough times. I am proud of our bottom-line performance during the first half of the year in the face of a difficult market environment and I have a great deal of confidence our franchisees and team members will work together to re-establish our sales momentum in the second half of the year.”

Conference Call Information

The Company plans to file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its second quarter 2006 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be web cast at www.dominos.com. If you are unable to participate on the call, a replay will be available through midnight August 20, 2006 by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 3419966. The web cast will be archived for 30 days on www.dominos.com.

Company Sells Operations in France and the Netherlands

On May 1, 2006, the Company signed a stock purchase agreement to sell its Company-owned operations in France and the Netherlands to our master franchise group in Australia and New Zealand. The sale closed subsequent to the second fiscal quarter ended June 18, 2006.

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Domino’s Pizza: Q206 Earnings Release, Page Three

During the second quarter, the Company recognized a tax benefit of approximately $2.9 million relating to the sale of these operations. The Company will account for the remainder of the transaction during the third fiscal quarter ending September 10, 2006 and does not expect the transaction to have a material impact on its financial condition or results of operations.

Liquidity

As of June 18, 2006, the Company had:

•	$788.8 million in total debt,

•	$23.7 million of cash and cash equivalents, and

•	borrowings of $93.7 million available under its $125.0 million revolving credit facility (net of letters of credit issued of $31.3 million.)

The Company has repaid more than $45.0 million of debt year-to-date, including $10.0 million in the second quarter. The Company also borrowed $100.0 million in the first quarter which, along with cash from operations, was used to repurchase and retire $145.0 million of common stock from its largest shareholder.

The Company’s average borrowing rate for the second quarter of 2006 was 6.4%. The Company is not required to make the next scheduled senior credit facility principal payment of $1.3 million until June 30, 2007. The Company is not required to make principal payments on its senior subordinated notes until 2011.

The Company incurred $9.4 million in capital expenditures during the first two quarters of 2006. The Company incurred $15.2 million in capital expenditures during the first two quarters of 2005 attributable to increased spending related to the renovation of the Company’s headquarters.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this Press Release, the Company has included certain non-GAAP financial measures within the meaning of Regulation G, including metrics commonly used in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, distribution revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis which reflects changes in international local currency sales.

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Domino’s Pizza: Q206 Earnings Release, Page Four

About Domino’s

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 8,190 franchised and Company-owned stores in the United States and more than 50 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of nearly $5.0 billion in 2005, comprised of $3.3 billion domestically and $1.7 billion internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR®.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by Domino’s and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s and our franchisees to open new restaurants; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect Domino’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: Q206 Earnings Release, Page Five

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	June 18, 2006	% of Total Revenues	June 19, 2005	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$90,225		$91,674
Domestic franchise	35,762		37,237
Domestic distribution	170,048		188,225
International	31,706		29,818

Total revenues	327,741	100.0%	346,954	100.0%

Cost of sales:
Domestic Company-owned stores	71,230		73,093
Domestic distribution	151,605		170,213
International	16,141		15,249

Total cost of sales	238,976	72.9%	258,555	74.5%

Operating margin	88,765	27.1%	88,399	25.5%

General and administrative	42,366	12.9%	42,251	12.2%

Income from operations	46,399	14.2%	46,148	13.3%

Interest expense, net	12,776	3.9%	10,486	3.0%

Income before provision for income taxes	33,623	10.3%	35,662	10.3%

Provision for income taxes	9,117	2.8%	12,541	3.6%

Net income	$24,506	7.5%	$23,121	6.7%

Earnings per share – diluted	$0.39		$0.34

Domino’s Pizza: Q206 Earnings Release, Page Six

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Two Fiscal Quarters Ended
	June 18, 2006	% of Total Revenues	June 19, 2005	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$186,703		$189,900
Domestic franchise	73,892		76,470
Domestic distribution	352,436		390,042
International	62,364		60,210

Total revenues	675,395	100.0%	716,622	100.0%

Cost of sales:
Domestic Company-owned stores	146,436		151,232
Domestic distribution	314,248		352,323
International	31,652		31,655

Total cost of sales	492,336	72.9%	535,210	74.7%

Operating margin	183,059	27.1%	181,412	25.3%

General and administrative	82,769	12.3%	85,215	11.9%

Income from operations	100,290	14.8%	96,197	13.4%

Interest expense, net	24,485	3.6%	20,889	2.9%

Income before provision for income taxes	75,805	11.2%	75,308	10.5%

Provision for income taxes	25,147	3.7%	27,507	3.8%

Net income	$50,658	7.5%	$47,801	6.7%

Earnings per share – diluted	$0.77		$0.69

Domino’s Pizza: Q206 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 18, 2006	January 1, 2006
(In thousands)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,712	$66,919
Accounts receivable	69,243	74,437
Inventories	20,207	24,231
Advertising fund assets, restricted	23,946	35,643
Other assets	26,934	20,116

Total current assets	164,042	221,346

Property, plant and equipment, net	126,382	131,455

Other assets	104,604	108,273

Total assets	$395,028	$461,074

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$316	$35,304
Accounts payable	52,278	60,330
Advertising fund liabilities	23,946	35,643
Other accrued liabilities	83,349	86,108

Total current liabilities	159,889	217,385

Long-term liabilities:
Long-term debt, less current portion	788,446	702,358
Other accrued liabilities	55,805	52,316

Total long-term liabilities	844,251	754,674

Total stockholders’ deficit	(609,112)	(510,985)

Total liabilities and stockholders’ deficit	$395,028	$461,074

Domino’s Pizza: Q206 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Two Fiscal Quarters Ended
	June 18, 2006	June 19, 2005
(In thousands)
Cash flows from operating activities:
Net income	$50,658	$47,801
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	14,974	14,686
Amortization of deferred financing costs and debt discount	1,580	1,450
Provision (benefit) for deferred income taxes	(2,268)	579
Non-cash compensation expense	2,090	1,040
Other	6	923
Changes in operating assets and liabilities	(13,116)	(7,545)

Net cash provided by operating activities	53,924	58,934

Cash flows from investing activities:
Capital expenditures	(9,447)	(15,210)
Other	1,162	2,486

Net cash used in investing activities	(8,285)	(12,724)

Cash flows from financing activities:
Repurchase of common stock	(145,000)	(75,000)
Proceeds from issuance of long-term debt	100,000	40,000
Repayments of long-term debt and capital lease obligation	(45,128)	(50,136)
Tax benefit from exercise of stock options	3,666	12,664
Other	(2,468)	(3,479)

Net cash used in financing activities	(88,930)	(75,951)

Effect of exchange rate changes on cash and cash equivalents	84	(151)

Decrease in cash and cash equivalents	(43,207)	(29,892)

Cash and cash equivalents, at beginning of period	66,919	40,396

Cash and cash equivalents, at end of period	$23,712	$10,504

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